December 29, 2010

MR. EDWARD ANDRLE

Dear Ed:

We herewith confirm the terms and conditions, as well as the compensation package and the allowances established for you, in connection with your expatriate assignment to Sorin S.p.A. (hereinafter “the Company”) in Milan, Italy. For the sake of clarity, you will remain at all times an employee of Sorin Group USA, Inc.

The assignment will start on February 1, 2011 (or once the working VISA is obtained) until the end of the validity of said VISA (24 months with potential 12 month extension for a total of 36 months).

1.Base Salary
In the position of Vice President, Business Development & Strategic Planning, reporting to André-Michel Ballester, Chief Executive Officer, Sorin S.p.A., your bi-weekly base salary has been set at USD $12,807.69 (which equates to $333,000.00 annually). During your expatriate assignment, you will continue to receive base salary compensation via US payroll, specifically the payroll of Sorin Group USA, Inc. Salary reviews will take place in accordance with the salary guidelines as established for Sorin Group.

2.Bonus
In addition to your base salary, you will be eligible to participate in Sorin Group’s Management Bonus Plan. Sorin Group’s Management Bonus Plan is based upon achievement of personal objectives and key financial measures for Sorin Group. Your target bonus will be 50% of your year-end salary.

3.Long-Term Incentive Plan
You will be eligible to participate in the Long Term Incentive Program under the plan directed at "Key Managers" of Sorin Group, subject to approval by Sorin S.p.A. Shareholders. The number of shares for which you will be eligible, subject to approval, is 110,000. The issuance of shares is contingent upon achieving Sorin Group performance objectives in terms of EBITDA Margin and Net Profit. The number of shares, plan objectives, and rules and conditions of the plan will be communicated to you following the aforementioned approval by the Shareholders.

4.Severance Pay
In the event that your employment is terminated for any reason (including change in control of the company or a sale, merger or consolidation of the business) other than for Good Cause, or should you choose to terminate employment for Good Reason, you will be eligible to receive a severance payment equal in amount to twelve (12) months salary at the time of separation from the Company.

Notwithstanding any employee handbooks, memos or any other policies of the Company, Good Cause shall be defined as:

Having been convicted or pleaded nolo contendere to any crime or offense (other than minor traffic violations or similar offenses), which is likely to have a material adverse impact on the business; or

Proven failure to observe or perform any duties and obligations if that failure continues for a period of thirty (30) business days from the date of your receipt of written notice from the Company specifying the acts or omissions deemed to amount to that failure.

Good Reason shall be defined as: Change in title or significant reduction in compensation, duties, and responsibilities.

Should you choose to terminate employment with the Company without Good Reason, you will be ineligible for severance pay. You agree to provide the Company twelve (12) weeks notification of intent to terminate.

Should the Company revise its severance policy between your hire and termination dates, this agreement will supersede that policy unless this agreement is nullified in writing by you and a Company Official within sixty (60) days of the revised severance policy having been issued.

5.Social Security
During the period of assignment, you will be kept in the US social security system. You will also be eligible for all US retirement benefits available to Sorin Group USA, Inc. employees in the US.

6.Health Insurance
You will be covered under US Health Insurance according to the US plans. However, if an out of pocket expense should occur due to potential out of network residency, the Company will reimburse you up to a maximum of €4,000 per annum, upon submission of receipts. The Company reserves the right to replace this offering in the event we institute a health insurance policy that would cover all employees on an expatriate assignment.

7.Housing / Goods & Services
The Company will provide you accommodations while you stay in Italy equivalent to €35,000 annually. Should you choose more expensive accommodations, the excess cost will be borne by you. Any possible tax liability arising in Italy on the living accommodations will be covered under the tax equalization benefit (please see paragraphs 9, 10, & 11, below).

8.Company Car
While in Italy, you will be provided a service car in line with business needs and the Company’s Car Policy. Separately, while in the US, you will receive a car allowance, the amount of which will be calculated by taking into account your specific geographical location as well as standard costs. This allowance will be calculated and paid by the Company’s current US vehicle allowance vendor, Runzheimer. Any possible tax liability arising in Italy on the company car will be covered under the tax equalization benefit (please see paragraphs 9, 10, & 11, below).

9.Home Country Taxes
You will be responsible to contribute the amount of US wage tax according to general practice. Thus, during your assignment period, you will not pay more nor less taxes than had you continued living and working in the US (hypothetical taxes). This method is called “Tax Equalization,” and it is an additional benefit provided by Sorin Group USA Inc. based on the advice of its US tax consultants.

10.Host Country Taxes
You will be personally responsible for filing your Italian income tax returns and for payment of taxes due while on assignment in Italy. Since you will have already fulfilled your tax obligation via hypothetical tax withheld from your income, Sorin Group USA, Inc. will pay any additional tax payable while on or resulting from your expatriate assignment. Such reimbursement may again generate taxable income to you and thus additional income tax payable. In such event, Sorin Group USA, Inc. will also reimburse you for this additional income tax. Please carefully note it is likewise your responsibility to pay back Sorin Group USA, Inc. any balance that our tax specialists deem to be your responsibility. Your obligations under this benefit will remain regardless of your employment status at the time of your return to the US. Sorin Group USA, Inc. reserves the right to withhold any such amounts otherwise due to you from the company if not paid by you.

11.Tax Filing Assistance
The Company will provide you with reasonable assistance of outside professional tax experts in the US and in Italy to assist you in completing and filing your home and host country tax returns, for the tax years in which you are on assignment, as well as for the full tax year immediately following the expatriate assignment.

12.US Benefits
You will be eligible to participate in the Company’s current competitive US benefit plans. Additionally, as a Vice President, you will be eligible for US executive perquisites, including:

•	Eligibility for executive health exams while in the US,

•	Participation in the Executive Deferred Compensation Plan that includes an annual employer contribution of 6% of salary regardless of whether you personally contribute to the plan,

•	Executive Life and Long Term Disability insurance.

You covenant and agree, and your current and continued employment is contingent upon, that by entering into this Agreement and performing the job duties hereunder, you are not and will not be in violation of any agreement or obligation to which you are subject or by which you are bound.

The information in this letter is not intended to constitute a contract of employment, either expressed or implied. Your employment with Sorin Group USA, Inc. is at-will and either you or the company may terminate the relationship at anytime.

Ed, we trust that these terms and conditions meet your expectations and sincerely wish you every success during your assignment.

V.P. Human Resources, North America                    Director, Corporate Human Resources
(Shelby Peralta)                                (Enrico Caldera)

For acceptance:

Ed Andrle                            Date

cc: Stephane Bessette, V.P. Human Resources, Worldwide